CARDERO RESOURCE CORP.
Suite 1920 – 1188 West Georgia Street
Vancouver, British Columbia
CANADA  V6E 4A3

NOTICE OF 2010 ANNUAL GENERAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the 2010 Annual General Meeting of the shareholders of CARDERO RESOURCE CORP. (the “Company”) will be held in the Library Room, Shangri-La Hotel, 1128 West Georgia Street, Vancouver, British Columbia, on Friday, June 25, 2010, at the hour of 2:00 p.m. (Vancouver time), for the following purposes:

1.

TO receive the audited consolidated financial statements of the Company for the fiscal year ended October 31, 2009 (with comparative statements relating to the preceding fiscal period) together with the report of the Auditors thereon;

2.

TO appoint auditors and to authorize the directors to fix their remuneration;

3.

TO elect directors;

4.

TO consider and, if thought fit, to pass an ordinary resolution approving amendments to the Articles of the Company, as more particularly described in the accompanying Information Circular; and

5.

TO transact such further or other business as may properly come before the meeting or any adjournment or adjournments thereof.

Shareholders of the Company who are unable to attend the meeting in person are requested to complete, sign and date the enclosed Proxy/Voting Instruction Form and to mail it to or deposit it with Computershare Investor Services Inc., Proxy Dept., 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1.  In order to be valid and acted upon at the meeting, an executed Proxy/VIF must be received by Computershare prior to 2:00 p.m. (PDT) on Wednesday, June 23, 2010.

The Company has fixed the close of business on the 21st day of May, 2010 as the record date for the determination of shareholders who are entitled to receive notice of, and to vote at, the 2010 annual general meeting of shareholders.  The transfer books of the Company will not be closed.  Only shareholders of the Company of record as at that date are entitled to receive notice of and to vote at the meeting.  The accompanying Information Circular provides additional information relating to the matters to be dealt with at the meeting and is incorporated into this notice.  Please advise the Company of any change in your address.

DATED at Vancouver, British Columbia, this 28th day of May, 2010.

BY ORDER OF THE BOARD
“Henk Van Alphen” (signed)
HENK VAN ALPHEN, President & Director